Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-182200 on Form N-2 of our report dated September 12, 2012, relating to the statement of assets and liabilities of Stone Harbor Emerging Markets Total Income Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the heading “Independent Registered Public Accounting Firm” in both the Prospectus and the Statement of Additional Information, which are part of such Registration Statement

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

September 12, 2012